Exhibit 99.1


October 25, 2011

                           Press Release

KENTUCKY BANCSHARES, INC. REPORTS EARNINGS FOR THIRD QUARTER OF 2011

Paris, Kentucky - Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a $757,000 increase, a 20% increase, in year to date earnings for 2011 compared to the same time period in 2010. Earnings are $4,457,000, or fully diluted 2011 earnings per share of $1.65, compared to $3,700,000, or fully diluted earnings per share of $1.35 for the same period of 2010. The increase is primarily attributable to an increase in net interest income of $3.2 million for the nine months ended September 30, 2011 compared to the same time period in 2010. In addition, securities gains decreased $777 thousand for the nine months ended September 30, 2011 compared to the same time period in 2010.

Earnings for the third quarter were $1,774,000, or $0.67 per share assuming dilution, an increase of 13%. For the same period last year earnings were $1,574,000, or $0.57 per share assuming dilution. The increase is primarily attributable to an increase in net interest income of $1.3 million for the three months ended September 30, 2011 compared to the same time period in 2010. In addition, securities gains decreased $787 thousand for the three months ended September 30, 2011 compared to the same time period in 2010.

Kentucky Bank ranks 15th in size among the 179 banks headquartered in the Commonwealth of Kentucky. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore and Winchester.


Contact:  Gregory J. Dawson
          Chief Financial Officer
          859-987-1795